Exhibit 10.21

Wells Fargo Bank, National Association	Credit Agreement

THIS CREDIT AGREEMENT (the “Agreement”) dated as of April 29, 2008 (“Effective Date”) is between Wells Fargo Bank, National Association (the “Bank”) and Cancer Genetics, Inc. (the “Borrower”).

BACKGROUND

The Borrower has asked that the Bank provide it with a $1,500,000.00 revolving line of credit for general business purposes. The Bank is agreeable to meeting the Borrower’s request, provided that the Borrower agrees to the terms of this Agreement. The Revolving Note, this Agreement, and all “Security Documents” described in Exhibit A may collectively be referred to as the “Documents.”

In consideration of the promises contained in this Agreement, the Borrower and the Bank agree as follows:

1.	LINE OF CREDIT

1.1	Line of Credit Amount. During the Line Availability Period defined below, the Bank agrees to provide a revolving line of credit (the “Line”) to the Borrower. Outstanding amounts under the Line will not, at any one time, exceed ONE MILLION FIVE HUNDRED THOUSAND DOLLARS AND 00/100 DOLLARS ($1,500,000.00).

1.2	Line Availability Period. The “Line Availability Period” will mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is earlier, through and including the earlier of October 31, 2009 (the “Line Expiration Date”).

1.3	Advances. The Borrower’s obligation to repay advances made under the Line will be evidenced by a single promissory note (the “Revolving Note”) dated as of the Effective Date and in form and content acceptable to the Bank. Reference is made to the Revolving Note for interest rate and repayment terms.

2.	EXPENSES

2.1	Intentionally Omitted.

2.2	Documentation Expense. The Borrower agrees to reimburse the Bank for its reasonable expenses relating to the preparation of the Documents and any possible future amendments to the Documents, which reimbursement may include, but shall not be limited to, reimbursement of reasonable attorneys’ fees, including the allocated costs of the Bank’s in-house counsel. Despite such reimbursement the Borrower acknowledges that the Bank’s counsel is engaged solely to represent the Bank and does not represent the Borrower.

2.3	Collection Expenses. In the event the Borrower fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower will pay all costs of collection, including reasonable attorneys’ fees and legal expenses incurred by the Bank.

3.	DISBURSEMENTS AND PAYMENTS

3.1	Requests for Advances. Any Line advance permitted under this Agreement must be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be an authorized officer of the Borrower. The Bank will not consider any such request if there is an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds will be deposited into the Borrower’s account at the Bank or disbursed in such other manner as the parties agree.

3.2	Payments. All principal, interest and fees due under the Documents shall be paid in immediately available funds as contracted in this Agreement and no later than the payment due date set forth in the statement mailed to the Borrower by the Bank. Should a payment come due on a day other than a day on which the Bank is open for substantially all of its business (a “Banking Day”, except as otherwise provided), then the payment shall be made no later than the next Banking Day.

4.	SECURITY

All amounts due under this Agreement and the Documents will be secured as provided in Exhibit A. The Borrower also hereby grants the Bank a security interest (independent of the Bank’s right of set-off) in its deposit accounts at the Bank, if any, and in any other debt obligations of the Bank to the Borrower.

5.	CONDITIONS PRECEDENT

Notwithstanding the execution of this Agreement, or the delivery of all Documents in furtherance thereof, this Agreement and the Revolving Note shall only become effective upon the timely satisfaction of the following conditions precedent:

(a)	The Borrower must deliver to the Bank the documents described in Exhibit A, properly executed and in form and content acceptable to the Bank, prior to the Bank’s initial advance or disbursement under this Agreement and such documents shall have been filed of record and recorded as necessary or appropriate with such verification of filing and priority as may be required by the Bank.

(b)	The Borrower shall have reimbursed the Bank for all expenses and fees, including, without limitation, attorney’s fees, incurred by the Bank in connection with the negotiation and preparation of the Documents.

6.	REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in Exhibit B. Each request for an advance under this Agreement constitutes a reaffirmation of these representations and warranties.

7.	COVENANTS

During the Line Availability Period, and thereafter until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

7.1	Financial Information

(a)	Annual Financial Statements. Provide the Bank within 120 days of the Borrower’s fiscal year end, beginning with fiscal year end 2008, the Borrower’s annual audited financial statements, including but not limited to balance sheet, income statement, and statement of cash flows.

(b)	Notices. Provide the Bank prompt written notice of (1) any event which has or might after the passage of time or the giving of notice, or both, constitute an event of default under the Documents, or (2) any event that would cause the representations and warranties contained in this Agreement to be untrue.

(c)	Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

7.2	Other Covenants

(a)	Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

(b)	Books and Records. Maintain adequate books and records consistent with sound business practices.

(c)	Compliance with Laws. Comply in all material respects with all laws applicable to its business and the ownership of its property.

(d)	Preservation of Rights. Maintain and preserve all rights, privileges, charters and franchises it now has, excluding sale of assets in the ordinary course of business and the loss of a management contract with independent physicians.

These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower will be made in the sole discretion of the Bank. These options do not limit the Bank’s right to exercise its rights under Section 8 of this Agreement.

8.	EVENTS OF DEFAULT AND REMEDIES

8.1	Default

Upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare the Line to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note to be immediately due and payable, except as may be stated below:

(a)	Default by the Borrower in the payment when due of any principal or interest due under the Revolving Note and continuance for twenty (20) days.

(b)	Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than twenty (20) days.

(c)	Default by the Borrower in the observance or performance of any covenant or agreement contained in the Documents, or any of them, excluding this Agreement, after giving effect to any applicable grace period.

(d)	Default by the Borrower in an amount exceeding $50,000.00 in any agreement with the Bank or any other lender that relates to indebtedness or contingent liabilities which would allow the maturity of such indebtedness to be accelerated.

(e)	Any representation or warranty made by the Borrower to the Bank in this Agreement, or in any financial statement or report submitted to the Bank by or on behalf of the Borrower or by or on behalf of the Personal Guarantor (defined below) before or after the Effective Date is untrue or misleading in any material respect.

(f)	Any litigation or governmental proceeding against the Borrower seeking an amount that would have a material adverse effect on the Borrower or the Borrower’s operations and which is not insured or subject to indemnity by a solvent third party either 1) results in a judgment equal to or in excess of that amount against the Borrower or 2) remains unresolved on the 270th day following its filing.

(g)	A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is served upon the Bank for the attachment of property of the Borrower in the Bank’s possession or indebtedness owed to the Borrower by the Bank.

(h)	John Pappajohn, or any other person who personally guaranties indebtedness of the Borrower, (the “Personal Guarantor”) dies. If the Bank exercises its right to declare the Line to be terminated upon the death of the Personal Guarantor, and/or in its discretion accelerates and declares the unpaid principal, accrued interest and all other amounts payable under the Revolving Note due and payable, such amounts shall be paid to the Bank by Borrower within ninety (90) days of the date that the Bank exercises its right to terminate and/or accelerate the Revolving Note.

(i)	The Personal Guarantor becomes insolvent or is the subject of a voluntary or involuntary petition under the United States Bankruptcy Code.

(j)	The Personal Guarantor is in default with respect to any liabilities or indebtedness owed to the Bank which would permit the Bank to accelerate his indebtedness or the personal line of credit supporting the Personal Guarantor’s Personal Guaranty matures by its terms without extension, renewal, replacement, or refinancing.

8.2	Immediate Default

(a)	On the Line Expiration Date, the Line shall immediately terminate and the unpaid principal, accrued interest and all other amounts under the Revolving Note and the Documents will become immediately due and payable without notice or demand.

(b)

If, with or without the Borrower’s consent, a custodian, trustee or receiver is appointed for any of the Borrower’s properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, then the Line shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Documents will become immediately due and payable without notice or demand.

9.	LIMITATION AND INDEMNIFICATION OF LIABILITY.

The Bank shall not be liable or responsible to the Borrower, the Personal Guarantor, or any third party, in connection with its conduct or performance under this Agreement, or any of the Documents, except for acts of gross negligence or willful misconduct, and the Borrower shall indemnify the Bank and hold the Bank harmless against all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including tort, penalties and interest, whether made by the Borrower, the Personal Guarantor or any third party, in connection with any act of the Bank, directly or indirectly, in connection with this Agreement, or the Documents, except for acts of gross negligence or willful misconduct of the Bank.

These provisions and conditions shall survive the payment of all obligations to the Bank.

10.	ARBITRATION.

Except for “Core Proceedings” under the United States Bankruptcy Code, the Bank and the Borrower agree to submit to binding arbitration all claims, disputes and controversies between or among them, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating to in any way (i) this Agreement, the Revolving Note, any loan documents executed in conjunction with this Agreement or the Revolving Note, their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. Any arbitration proceeding will (i) proceed in Des Moines, Iowa; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code); and (iii) be conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association (“AAA”).

This arbitration requirement does not limit the right of either party to (i) foreclose against collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency or any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this Section.

Any arbitration proceeding will be before a single arbitrator selected according to the Commercial Arbitration Rules of the AAA. The arbitrator will be a neutral attorney who has practiced in the area of commercial law for a minimum of ten years. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.

In any arbitration proceeding, discovery will be permitted and will be governed by the Iowa Rules of Civil Procedure. All discovery must be completed no later than 20 days before the hearing date and within 180 days of the commencement of arbitration proceedings. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

The arbitrator shall award costs and expenses of the arbitration proceeding in accordance with the provisions of the Revolving Note.

This Section shall survive the payment of all obligations to the Bank.

11.	MISCELLANEOUS

(a)	360 Day Year. All interest and fees due under this Agreement will be calculated on the basis of actual days elapsed in a 360 day year.

(b)	GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all calculations for compliance with financial covenants will be made using generally accepted accounting principles consistently applied (“GAAP”).

(c)	No Waiver: Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

(d)	Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

(e)	Binding Effect: Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank’s prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

(f)	Iowa Law. This Agreement and the Documents will be governed by the substantive laws of the State of Iowa. Any action to enforce the provisions of this Agreement and the Documents or arising from the actions of any party in connection therewith, shall be brought in the United States District Court for the Southern District of Iowa or in the Iowa District Court in Polk County, Iowa, except such action as may be necessary by the Bank to protect, preserve and realize its security interest in collateral located in another jurisdiction.

(g)	Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

(h)	Integration. This Agreement and the Documents describe the entire understanding and agreement of the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing.

(i)	Copies. The Borrower acknowledges receipt of a copy of the Agreement and all related documents referenced therein and executed by the Borrower in connection with the Agreement and the indebtedness of the Borrower to the Bank under the Agreement.

14. INTEGRATION. This Agreement represents the entire understanding of the Bank and Borrower with respect to the Collateral and supersedes all prior oral or written agreements between the parties relating to the Collateral.

IN WITNESS WHEREOF, this Agreement was executed the day and year first above written.

CANCER GENETICS, INC.

By:	/s/ Louis J. Maione
Title:	President

EXHIBIT A

CONDITIONS PRECEDENT TO INITIAL ADVANCE

Note

The Revolving Note

Security Documents

Personal Guaranty of John Pappajohn. The unconditional Personal Guaranty of John Pappajohn. Pursuant to the Guaranty, the Guarantor guarantees repayment of the Revolving Note and any extensions, renewals, replacements or refinancings thereof.

Consent to Credit Agreement and Ratification of Guaranty of John Pappajohn. An agreement with John Pappajohn whereby he (i) agrees that the Bank may reduce his personal line of credit with the Bank that is evidenced by a promissory note, dated August 1, 2007, in the principal amount of $14,000,000 (and any extensions, renewals, replacements or refinancings thereof) for purposes of supporting the Personal Guaranty of John Pappajohn. and (ii) permits the Bank, in the event that it makes demand under such Personal Guaranty, to make an advance under such personal line of credit for purposes of satisfying his obligations under such Personal Guaranty.

Security Agreement of Borrower. The Security Agreement signed by the Borrower, granting the Bank a security interest in all of the Borrower’s assets, including, without limitation, accounts, inventory, equipment and general intangibles described in that Agreement, together with one or more UCC-1 Financing Statements sufficient to perfect the security interest granted to the Bank in each jurisdiction where such property is located and/or the jurisdiction in which the Borrower is organized.

Authorization

Corporate Certificate of Authority. A certificate of the Borrower’s corporate secretary as to the incumbency and signatures of the officers of the Borrower signing the Documents and containing a copy of resolutions of the Borrower’s board of directors authorizing execution of the Documents and performance in accordance with the terms of the Agreement.

Organization

Articles of Incorporation And By-Laws. A certified copy of the Borrower’s Articles of Incorporation and By-Laws and any amendments, if applicable.

Certificate of Good Standing. A copy of the Borrower’s Certificate of Good Standing, recently certified by the Delaware Secretary of State.

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

Organizational Status. The Borrower is a corporation duly formed and in good standing under the laws of the State of Delaware.

Chief Executive Office. The Borrower’s chief executive office is located at 228 River Vale Road, River Vale, NJ 07675.

Authorization. This Agreement, and the execution and delivery of the Documents required hereunder, is within the Borrower’s powers, has been duly authorized and does not conflict with any of its organizational documents or any other agreement by which the Borrower is bound, and has been signed by all persons authorized and required to do so under its organizational documents.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower’s financial condition or business, except those disclosed in Exhibit C attached hereto.

Taxes. The Borrower has paid when due all federal, state and local taxes.

No Default. Except as otherwise disclosed to the Bank prior to the date hereof, there is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

ERISA. The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental entity.

Environmental Matters. (1) The Borrower is in compliance in all material respects with all health and environmental laws applicable to the Borrower and its operations and knows of no conditions or circumstances that could interfere with such compliance in the future; (2) the Borrower has obtained all environmental permits and approvals required by law for the operation of its business; and (3) the Borrower has not identified any “recognized environmental conditions”, as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the Borrower to enforcement action if brought to the attention of appropriate governmental authorities.

EXHIBIT C

PENDING AND/OR THREATENED LITIGATION

The Borrower brought suit against Kreatech Biotechnology B.V. (“Kreatech”) in the United States District Court for the District of New Jersey on or about February, 2007 for fraud, breach of contract, unfair competition and injunctive relief resulting from Kreatech’s refusal to abide by its obligations under certain agreements between the Borrower and Kreatech. Kreatech subsequently counterclaimed for unjust enrichment, unfair business practices and abuse of process.

The case was recently transferred to the United States District Court for the Southern District of New York. Prior to the transfer, however, both parties filed partial Motions to Dismiss which, as a result of the transfer, are presently pending before the Southern District. A status and scheduling conference has been scheduled by the Court for May 9, 2008. However, the parties are actively discussing the possibility of an out-of-court settlement prior to the May 9th conference.